Exhibit 10.6
TRANSITION AND RELEASE AGREEMENT
This Transition and Release Agreement (this “Agreement”), by and between CDK Global, Inc., a Delaware corporation (the “Company”), and Steven J. Anenen (the “Executive”), is entered into as of February 2, 2016 (the “Effective Date”).
RECITALS
A.    On December 10, 2015, the Executive resigned as the Company’s President, effective as of January 1, 2016.
B.    The Executive continues to serve the Company as its Chief Executive Officer and is a member of the Company’s Board of Directors (the “Board”).
C.    The Company and the Executive have agreed that the Executive’s employment with the Company is scheduled to terminate effective as of June 30, 2016, or such earlier date as mutually agreed by the parties and that the Executive shall assist in the smooth transition of the Executive’s functions as directed by the Board, including the continued transition of the Executive’s former functions as President to the Company’s newly appointed President.
D.    On or before June 29, 2016, the Executive shall resign as Chief Executive Officer of the Company and shall cease to be an executive officer of the Company.
E.    In connection with the Executive’s termination of employment, the Executive and the Company desire to enter into a mutually satisfactory arrangement concerning, among other things, the terms of the Executive’s separation from service with the Company, the terms of the Executive’s service during a transition period and other matters related thereto.
F.    This Agreement contains a general release of claims that the Executive may have against the Company and its affiliates, and by delivery hereof, the Executive is hereby notified and acknowledges his understanding that the Executive’s execution of this Agreement is required for the Executive to receive any of the payments and benefits set forth herein.
G.    The parties intend for this Agreement to supersede all prior agreements that the Executive has with the Company.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:
Section 1.    Employment Status.
(a)    General. The Company and the Executive hereby agree that, on or before June 29, 2016, as and when requested by the Company, the Executive shall resign as Chief Executive

Officer of the Company and shall cease to be an executive officer of the Company. The Executive hereby acknowledges and agrees that his separation from service from the Company and from any other position he holds as an officer, director, committee member, or other service provider of the Company and its subsidiaries will become effective as of the close of business on June 30, 2016 (the “Anticipated Date of Termination”); provided, that such separation from service may occur earlier upon the Executive’s death, a termination due to his Disability, as defined in the Company’s 2014 Omnibus Award Plan (the “Omnibus Plan”), a termination by mutual agreement of the parties, or a termination by the Company for Cause, as defined in the Omnibus Plan (in any case, an “Early Termination,” and the Executive’s ultimate date of such separation from service, the “Termination Date”). Except as otherwise expressly set forth herein, the Executive shall not represent himself after the Termination Date as being an employee, officer, director, agent, or representative of the Company or any of its subsidiaries for any purpose. The Termination Date shall be the termination date of the Executive’s employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company, except as otherwise provided herein. The terms and conditions set forth herein shall exclusively govern the Executive’s continued employment with the Company from and after the Effective Date.
(b)    Duties. During the period commencing on the Effective Date and ending on the Termination Date (the “Transition Period”), the Executive shall continue to perform such duties as assigned by the Company consistent with his then-current position, including without limitation transitional matters relating to the transition of his duties to his successor.
(c)    Compensation and Benefits. During the Transition Period, the Executive will continue to receive his current base salary, to be eligible to participate in the health insurance, deferred compensation, and other benefit plans of the Company in which he is currently eligible to participate, and to receive the perquisites and other personal benefits currently provided to him, subject in all cases to the discretion of the Company to amend or terminate any or all of such plans or arrangements at any time and from time to time in accordance with the terms thereof. The Executive will also remain eligible to earn an annual cash bonus for fiscal year 2016 in accordance with the terms and conditions of the Company’s bonus program that are applicable to the Executive for such year (the “FY16 Bonus”).
(d)    Post-Employment Cooperation. Upon reasonable request and notice following the Termination Date, the Executive shall cooperate with the Company to answer, to the extent of his best knowledge and information, any questions or provide any information that the Company reasonably requires, and to cooperate in any other manner reasonably requested by the Company, including in preparing for any trials, hearings, or other proceedings, and providing truthful testimony in connection therewith, in each case relating to his time of employment with the Company and the business of the Company. The Company shall reimburse him for any reasonable, out-of-pocket expenses incurred by him in connection with his compliance with this Section 1(d) pursuant to the Company’s expense reimbursement policy. The Company agrees that the Executive’s obligations in this Section 1(d) shall not unreasonably interfere with his ongoing business and personal activities. The Executive’s obligations hereunder shall survive either (i) in perpetuity with respect to cooperation in connection with litigations (or similar out-of-court disputes) or governmental or quasi-governmental audits, investigations, or other similar proceedings, or (ii) for twenty-four (24) months following the Termination Date with respect to cooperation in connection with any other matter.
Section 2.    Separation Payments.
(a)    Severance Payments. In consideration for and subject to the Executive’s (i) timely execution and non-revocation of this Agreement and the release and waiver of claims set forth on Exhibit A hereto and made a part hereof (the “Second General Release”), (ii) continued service to the Company through the earlier to occur of the Anticipated Date of Termination and an Early Termination by the Company without Cause or due to the Executive’s death or Disability, and (iii) continued compliance with all of his obligations to the Company hereunder (including under the Restrictive Covenants Agreement (as defined below) attached hereto and made a part hereof) and under all applicable Company policies, the Company will pay or provide the Executive the following severance benefits: (I) a cash severance benefit equal to two (2) times the sum of (x) the Executive’s current annual base salary and (y) the average of the Executive’s annual cash bonuses for the two most recently completed fiscal years ending on or prior to the Termination Date, such severance benefit to be paid in substantially equal installments in accordance with the Company’s regular payroll practices during the twenty-four (24) month period commencing on the Termination Date (the “Severance Period”), (II) subject to the Executive’s timely election and continuation of continuation coverage under the Company’s health insurance benefit plans, pursuant to the statutory scheme commonly known as “COBRA,” the Company will pay to the Executive a monthly cash payment during his period of COBRA continuation coverage in an amount equal to the same percentage of the Executive’s health insurance premium that the Company pays or provides to active employees of Company in respect of health insurance premiums for the same level of coverage under the Company’s health insurance benefit plans; provided, that the Company’s obligation to provide such cash payments will terminate if the Executive becomes eligible for health insurance coverage under another employer’s plans, (III) continued eligibility to vest during the Severance Period in the Executive’s performance stock unit awards currently outstanding under the Omnibus Plan in accordance with their terms, without regard to any provision for the proration of such awards upon a retirement, (IV) continued vesting in the Executive’s stock options currently outstanding under the Omnibus Plan (other than any such stock options granted during fiscal year 2016, which shall be forfeited for no consideration in accordance with their terms), in accordance with Section 1(f) of the Company’s form of Stock Option Grant Agreement (as filed with the Securities and Exchange Commission on November 13, 2014, as an exhibit to the Company’s Quarterly Report on Form 10-Q), and the extended exercise period set forth in Section 2(e) of such form of grant agreement shall apply to such stock options, and (V) reimbursement of the reasonable, documented legal fees incurred by the Executive in connection with the negotiation, drafting, and execution of this Agreement (including exhibits), which reimbursement shall not exceed twenty-five hundred dollars ($2,500), provided that the Executive timely submits for reimbursement within thirty (30) days following the Termination Date, and which reimbursement shall be paid within thirty (30) days following the Company’s receipt of such submission.
(b)    No Further Benefits. The Executive hereby acknowledges and agrees that the payments provided pursuant to this Section 2 are in full discharge of any and all liabilities and obligations of the Company to him, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any written or oral employment agreement, policy, plan, or procedure of the Company (including without limitation any severance plan of the Company) or any understanding or arrangement between the Executive and the Company. Notwithstanding the foregoing, the Executive shall receive as soon as reasonably practicable following the Termination Date the following accrued benefits: (i) any base salary earned but unpaid through the Termination Date, payable on the next regular payroll date of the Company following the Termination Date, (ii) a payment in full satisfaction of the Executive’s accrued but unused paid time off through the Termination Date, payable on the next regular payroll date of the Company following the Termination Date, (iii) reimbursement for all unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the Termination Date and timely submitted for reimbursement in accordance with the Company’s business expense reimbursement policy, and (iv) all benefits accrued and vested up to the Termination Date under all other employee benefit plans of the Company in which the Executive participates (except for any plan that provides for severance, separation pay, or termination benefits) in accordance with the terms of such plans, including, for the avoidance of doubt, his rights to fully vest, as of the Date of Termination, in the 33,189 restricted stock units granted to him pursuant to the Omnibus Plan on November 18, 2014, which shall settle in accordance with their terms (collectively, the “Accrued Benefits”).
(c)    Taxes. The payments referenced herein, including the severance benefits set forth in Section 2, shall be subject to reduction for all amounts required or authorized to be withheld by law, including all applicable U.S. federal, state, and local withholding taxes.
(d)    Early Termination. In the event of an Early Termination by the Company for Cause or by the Executive for any reason, then following such Early Termination, other than the Accrued Benefits, the Executive shall not be entitled to any further payments or benefits from the Company, including without limitation any compensation and benefits in Section 1(c) and the payments and benefits payable pursuant to Section 2(a) above. For the avoidance of doubt, upon an Early Termination by the Company without Cause or due to the Executive’s death or Disability, the Executive shall remain entitled to the severance payments and benefits set forth in Section 2(a) above, subject to the conditions set forth therein, and shall, subject to the same conditions for severance benefits provided in Section 2(a) above, be entitled to receive either (i) in the case of an Early Termination by the Company without Cause (other than due to death or Disability), all compensation and benefits to which he would have been entitled pursuant to Section 1(c) above had he remained employed through the Anticipated Date of Termination, or (ii) in the case of an Early Termination due to death or Disability, the FY16 Bonus, prorated to reflect the portion of the fiscal year worked through the Termination Date.
Section 3.    Release and Waiver of Claims.
(a)    Definitions. As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, equity, or otherwise.

(b)    Release. For and in consideration of the payments and benefits described in Section 2 above, and other good and valuable consideration, the Executive, for and on behalf of himself and his heirs, administrators, executors, and assigns, effective the date hereof, does fully and forever release, remise, and discharge the Company and its successors and assigns, together with their respective officers, directors, partners, shareholders, employees, agents, subsidiaries, and affiliates (collectively, the “Releasees”) from any and all claims whatsoever up to the date hereof that the Executive had, may have had, or now has against the Releasees, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to his employment or the termination of his employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation, and any claim for money, damages, attorneys’ fees, costs, and injunctive or other relief. This release of claims includes, but is not limited to, all claims arising under Title VII of the Civil Rights Act, the Rehabilitation Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, the Equal Pay Act, the Labor Management Relations Act, the Sarbanes Oxley Act, the Health Insurance Portability and Accountability Act, the Occupational Safety and Health Act, the Employee Retirement Income Security Act, the Illinois Human Rights Act (775 ILCS § 5/1 et seq.), the Illinois Wage Payment and Collection Act (820 ILCS § 115/1 et seq.), the Illinois Whistleblower Act (740 ILCS § 174/1 et seq.), the retaliation provisions of the Illinois Workers’ Compensation Act (820 ILCS § 305/1 et seq.), the Cook County Human Rights Ordinance, the Illinois Human Rights Act (775 ILCS 5/1 et seq.), the Right to Privacy in the Workplace Act, the Illinois Health and Safety Act (820 ILCS § 55/1 et seq.), the Illinois Worker Adjustment and Retraining Notification Act (820 ILCS § 65/1 et seq.), the Illinois One Day Rest in Seven Act (820 ILCS § 140/1 et seq.), the Illinois Employment Contract Act (820 ILCS § 15/1 et seq.), the Illinois Labor Dispute Act (820 ILCS § 5/1 et seq.), and the Victims’ Economic Security and Safety Act (820 ILCS § 180/1 et seq.), each as may be amended from time to time, and all other federal, state, local laws, and non–U.S. laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The Executive intends that the release contained herein shall constitute a general release of any and all claims that he may have against the Releasees to the fullest extent permissible by law, including any rights to participate in, or collect damages in connection with, a collective action brought in respect of any such released claims.
(c)    No Claims. The Executive acknowledges and agrees that as of the date he executes this Agreement, he has no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph, and that except as provided in Section 2(b), the Company owes him no other wages, commissions, bonuses, vacation pay, or other compensation or payments of any nature.
(d)    Preservation of Rights. Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of (i) the Executive’s rights with respect to payment of amounts under this Agreement or (ii) any claims that cannot be waived by law including, without limitation, the right bring an administrative charge with, or to participate in an investigation conducted by, or to participate in a proceeding involving, the Equal Employment Opportunity Commission or other comparable state or local administrative agency, although the Executive waives any right to monetary relief related to such a claim, and claims under the Illinois Workers’ Compensation Act (820 ILCS § 305/1 et seq.) (other than the retaliation provisions thereof), the Illinois Workers’ Occupational Diseases Act (820 ILCS § 310/1 et seq.), the Employee Credit Privacy Act (820 ILCS § 70/1 et seq.), or the Illinois Unemployment Insurance Act (820 ILCS § 405/1 et seq.).
(e)    Acknowledgement of Full and Final Release. The Executive acknowledges and agrees that by virtue of the foregoing, he has waived any relief available to him (including without limitation, monetary damages, equitable relief, and reinstatement) under any of the claims or causes of action waived in this Section 3. The Executive agrees, therefore, that he will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement. The Executive agrees further that this Agreement may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof that is or may be initiated, prosecuted or maintained by the Executive or his descendants, dependents, heirs, executors, administrators, or permitted assigns.
(f)    Rights to Indemnification. Notwithstanding anything to the contrary herein, following the Termination Date, Executive shall continue to enjoy rights of indemnification from the Company against third-party claims consistent with the indemnification protections available from time to time to active officers and directors of the Company as if he continued to be an active officer of the Company. For the avoidance of doubt and without limiting any other exclusions from such policy, such rights to indemnification shall not protect Executive against damages or losses incurred by him in connection with any claims arising from his acts of gross negligence, willful misconduct, fraud, or concealment.
Section 4.    Knowing and Voluntary Waiver.
The Executive expressly acknowledges and agrees that he—
(a)    Is able to read the language, and understand the meaning and effect, of this Agreement;
(b)    Has no physical or mental impairment of any kind that has interfered with his ability to read and understand the meaning of this Agreement or its terms, and that he is not acting under the influence of any medication, drug, or chemical of any type in entering into this Agreement;
(c)    Is agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide him with the severance payments and benefits provided by this Agreement, which the Company has agreed to provide because of his agreement to accept it in full settlement of all possible claims that he might have or ever have had that are released hereunder;
(d)    Acknowledges that, but for his execution of this Agreement, he would not be entitled to the severance payments and benefits provided by this Agreement;

(e)    Was advised to consult with his attorney regarding the terms and effect of this Agreement; and
(f)    Has signed this Agreement knowingly and voluntarily.
Section 5.    No Suit.
The Executive represents and warrants that he has not previously filed, and to the maximum extent permitted by law agrees that he will not file, a complaint, charge, or lawsuit against any of the Releasees regarding any of the claims released herein. If, notwithstanding this representation and warranty, the Executive has filed or files such a complaint, charge, or lawsuit, the Executive agrees that he shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any of the Releasees against whom the Executive has filed such a complaint, charge, or lawsuit.
Section 6.    Non-Admission.
Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Executive or the Company.
Section 7.    No Re-Employment.
The Executive hereby agrees to waive any and all claims to re-employment with the Company. The Executive affirmatively agrees not to seek further employment with the Company.
Section 8.    Confidentiality.
The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by the Executive to any person or entity without the prior written consent of the Company, except if required by law, and to the Executive’s accountants, attorneys, and immediate family, provided that, to the maximum extent permitted by applicable law, rule, code, or regulation, they agree to maintain the confidentiality of the Agreement.
Section 9.    Restrictive Covenants.
(a)    Restrictive Covenants Agreement. The Executive hereby acknowledges and reaffirms his continuing obligations to the Company and its affiliates pursuant to that certain Restrictive Covenants Agreement previously entered into by the Executive and attached hereto as Exhibit B, which agreement is incorporated herein and made a part hereof (the “Restrictive Covenants Agreement”). The Restrictive Covenants Agreement shall continue to apply and remain in effect following the Effective Date (and following the Termination Date) in accordance with its terms; provided, however, that (i) the Executive’s covenant not to compete, as set forth in Section 3 of the Restrictive Covenants Agreement, shall survive until, and shall expire upon, the earlier of (x) the twenty-four (24) month anniversary of the Termination Date and (y) a Change in Control (as defined in the Omnibus Plan), and (ii) the Executive’s covenants not to solicit clients or employees or to interfere with clients, business partners, and vendors, as set forth in Sections 4 and

5 of the Restrictive Covenants Agreement shall survive until, and shall expire upon, the twenty-four (24) month anniversary of the Termination Date.
(b)    Non-Disparagement. The Executive hereby agrees not to defame, disparage, or criticize the Company or any of its affiliates, or any of their respective products, services, finances, financial condition, or capabilities, or any other aspect of or any of their respective businesses, or any of their respective former or existing employees, managers, directors, officers, shareholders, or agents, in any medium to any person or entity, without limitation in time; provided, that the Executive may confer in confidence with his legal representative and make truthful statements as required by law. The Company shall instruct its directors and officers to not disparage the Executive, in any medium to any person or entity, without limitation in time; provided, that the Company shall not be required to instruct its directors and officers to refrain from conferring in confidence with their respective legal representatives or the Company’s legal representatives or making truthful statements as required by law.
(c)    Acknowledgement. The Executive acknowledges and agrees that his continued compliance with the terms of the Restrictive Covenants Agreement, as modified hereby, and Section 9(b) is a condition to receiving the Severance Benefits hereunder.
Section 10.    Successors and Assigns.
The parties acknowledge and agree that this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.
Section 11.    Severability.
If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.
Section 12.    Construction.
This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections, or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary: (a) the plural includes the singular, and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; and (e) “herein,” “hereof,” “hereunder,” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section, or subsection.

Section 13.    Notices. Any notice, request, claim, demand, document, and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or sent by nationally recognized overnight courier, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):
(a)    If to the Company:
CDK Global, Inc.
1950 Hassell Road
Hoffman Estates, IL 60169
Fax: (847) 839-2604
Attention: General Counsel

and a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Fax: (212) 757-3990
Attention: Lawrence I. Witdorchic

(b)    If to the Executive, at his most recent address on the payroll records of the Company.
and a copy to:

Schuyler, Roche & Crisham, P.C.
Two Prudential Plaza
180 North Stetson Avenue
Suite 3700
Chicago, IL 60601
Fax: (312) 565-8300
Attention: Thomas G. Draths

Section 14.    Entire Agreement.
This Agreement constitutes the entire understanding and agreement between the Executive and the Company regarding the termination of the Executive’s employment. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the Executive and the Company relating to the subject matter of this Agreement.

Section 15.    Amendments; Waivers.
This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by the Executive and a duly authorized officer of Company (other than the Executive) that expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and similarly identifying the waived compliance, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
Section 16.    Governing Law.
This Agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Illinois, without reference to the principles of conflicts of law of Illinois or any other jurisdiction, and where applicable, the laws of the United States.
Section 17.    Dispute Resolution.
Except with respect to claims for injunctive relief to enforce the terms of the Restrictive Covenants Agreement or Section 9(b) hereof, or to enter judgment on an arbitration award pursuant to this Section 17, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted in Chicago, Illinois, before a single arbitrator, in accordance with the rules of JAMS that are then in effect. Such arbitration shall be undertaken in accordance with the JAMS Expedited Procedures, to the extent applicable. Following the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final, and non-appealable; provided, however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. Unless and only to the extent prohibited by applicable law, the parties agree to preserve the confidentiality of all aspects of any arbitration proceedings, findings, and decisions (whether by arbitrator or court). To the extent permitted by law, the arbitrator’s fees and expenses will be borne equally by each party. In the event that an action is brought to enforce the provisions of this Agreement pursuant to this Section 17, each party shall pay his or its own attorneys’ fees and expenses regardless of whether there is a prevailing party in the opinion of the arbitrator deciding such action or the court in which any such arbitration award is entered; provided, that the arbitrator may in its discretion award costs, including reasonable legal fees and expenses, to either party if it determines that to be appropriate, and in all events the Company shall reimburse the Executive for his reasonable legal fees and expenses if the Executive prevails on at least one material issue. The parties agree that any claims for injunctive relief to enforce the terms of the Restrictive Covenants Agreement or Section 9(b) hereof shall be brought, and any judgment may be entered for an arbitration award hereunder, solely in the U.S. District Court for the Northern District of Illinois. Each party expressly and irrevocably consents and submits to the jurisdiction and venue of each such court in connection with any such legal proceeding, including to enforce any settlement, order or award, and such party agrees to accept service of process by the other party or any of its agents in connection with any such proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF HIS OR ITS RIGHTS OR OBLIGATIONS HEREUNDER.
*    *    *
[Signatures to appear on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.
CDK GLOBAL, INC.

/s/ Lee J. Brunz
By: Lee J. Brunz
Its: Vice President

/s/ Steven J. Anenen
Steven J. Anenen

Dated: February 2, 2016

Exhibit A

SECOND GENERAL RELEASE
Section 1.    Opportunity for Review; Acceptance.
The Executive shall have from the Effective Date until seventh (7th) day following the Termination Date, but in no event less than twenty-one (21) days following the Effective Date (the “Second General Release Review Period”), to review and consider this Second General Release. To accept this Second General Release and the terms and conditions contained herein, the Executive must execute and date this Second General Release where indicated below and return the executed copy of the Second General Release to the Company prior to the expiration of the Second General Release Review Period, but no earlier than the Termination Date, in accordance with the notice provisions set forth in Section 13 of the Agreement. Notwithstanding anything contained herein to the contrary, this Second General Release will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution and delivery to the Company (the “Second General Release Revocation Period”), during which time the Executive may further review and consider the Second General Release and revoke his acceptance of this Second General Release by notifying the Company in writing. To be effective, such revocation must be received no later than 5:00 p.m., Central Time, on the last day of the Second General Release Revocation Period. Provided that the Second General Release is timely executed and the Executive has not timely revoked it, the eighth (8th) day following the date on which the Second General Release is executed and delivered to the Company shall be its effective date (the “Second General Release Effective Date”). In the event of the Executive’s failure to timely execute and deliver this Second General Release or his subsequent revocation of this Second General Release during the Second General Release Revocation Period, this Second General Release will be null and void and of no effect, and the Executive shall not be entitled to any payments or benefits under the Agreement that are conditioned upon the execution of a release of claims (which for purposes of clarification shall be any and all payments and benefits otherwise owing to the Executive thereunder following the Termination Date, other than Accrued Benefits).
Section 2.    Release and Waiver of Claims.
(a)    Definitions. As used in this Second General Release, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, equity, or otherwise.
(b)    Release. For and in consideration of the payments and benefits described in Section 2 of the Agreement, and other good and valuable consideration, the Executive, for and on behalf of himself and his heirs, administrators, executors, and assigns, effective the date hereof, does fully and forever release, remise, and discharge the Releasees from any and all claims whatsoever up to the date hereof that the Executive had, may have had, or now has against the Releasees, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to his employment or the termination of his employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation, and any claim for money, damages, attorneys’ fees, costs, and injunctive or other relief. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Older Workers Benefit Protection Act, the Rehabilitation Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act the Labor Management Relations Act, the Sarbanes Oxley Act, the Health Insurance Portability and Accountability Act, the Occupational Safety and Health Act, the Employee Retirement Income Security Act, the Illinois Human Rights Act (775 ILCS § 5/1 et seq.), the Illinois Wage Payment and Collection Act (820 ILCS § 115/1 et seq.), the Illinois Whistleblower Act (740 ILCS § 174/1 et seq.), the retaliation provisions of the Illinois Workers’ Compensation Act (820 ILCS § 305/1 et seq.), the Cook County Human Rights Ordinance, the Illinois Human Rights Act (775 ILCS 5/1 et seq.), the Right to Privacy in the Workplace Act, the Illinois Health and Safety Act (820 ILCS § 55/1 et seq.), the Illinois Worker Adjustment and Retraining Notification Act (820 ILCS § 65/1 et seq.), the Illinois One Day Rest in Seven Act (820 ILCS § 140/1 et seq.), the Illinois Employment Contract Act (820 ILCS § 15/1 et seq.), the Illinois Labor Dispute Act (820 ILCS § 5/1 et seq.), and the Victims’ Economic Security and Safety Act (820 ILCS § 180/1 et seq.), each as may be amended from time to time, and all other non–U.S., federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The Executive intends that the release contained herein shall constitute a general release of any and all claims that he may have against the Releasees to the fullest extent permissible by law.
(c)    No Claims. The Executive acknowledges and agrees that as of the date he executes this Second General Release, he has no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph, and that except as provided in Section 2(b) of the Agreement, the Company owes him no other wages, commissions, bonuses, vacation pay, or other compensation or payments of any nature.
(d)    ADEA Release. BY EXECUTING THIS SECOND GENERAL RELEASE, THE EXECUTIVE UNDERSTANDS THAT HE IS SPECIFICALLY RELEASING ALL CLAIMS RELATING TO HIS EMPLOYMENT AND ITS TERMINATION UNDER ADEA, A UNITED STATES FEDERAL STATUTE THAT, AMONG OTHER THINGS, PROHIBITS DISCRIMINATION ON THE BASIS OF AGE IN EMPLOYMENT AND EMPLOYEE BENEFIT PLANS.
(e)    Preservation of Rights. Notwithstanding the foregoing, nothing in this Second General Release shall be a waiver of (i) the Executive’s rights with respect to payment of amounts under the Agreement or (ii) any claims that cannot be waived by law including, without limitation, the right bring an administrative charge with, or to participate in an investigation conducted by, or to participate in a proceeding involving, the Equal Employment Opportunity Commission or other comparable state or local administrative agency, although the Executive waives any right to monetary relief related to such a claim, and any claims under the Illinois Workers’ Compensation Act (820 ILCS § 305/1 et seq.) (other than the retaliation provisions thereof), the Illinois Workers’ Occupational Diseases Act (820 ILCS § 310/1 et seq.), the Employee Credit Privacy

Act (820 ILCS § 70/1 et seq.), or the Illinois Unemployment Insurance Act (820 ILCS § 405/1 et seq.).
(f)    Acknowledgement of Full and Final Release. The Executive acknowledges and agrees that by virtue of the foregoing, he has waived any relief available to him (including without limitation, monetary damages, equitable relief, and reinstatement) under any of the claims or causes of action waived in this Section 2. The Executive agrees, therefore, that he will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in the Agreement or this Second General Release. The Executive agrees further that the Agreement and this Second General Release may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof that is or may be initiated, prosecuted or maintained by the Executive or his descendants, dependents, heirs, executors, administrators, or permitted assigns.
(g)    Rights to Indemnification. Notwithstanding anything to the contrary herein, following the Termination Date, Executive shall continue to enjoy rights of indemnification from the Company against third-party claims consistent with the indemnification protections available from time to time to active officers and directors of the Company as if he continued to be an active officer of the Company. For the avoidance of doubt and without limiting any other exclusions from such policy, such rights to indemnification shall not protect Executive against damages or losses incurred by him in connection with any claims arising from his acts of gross negligence, willful misconduct, fraud, or concealment.
Section 3.    Knowing and Voluntary Waiver.
The Executive expressly acknowledges and agrees that he—
(a)    Is able to read the language, and understand the meaning and effect, of the Agreement and this Second General Release;
(b)    Has no physical or mental impairment of any kind that has interfered with his ability to read and understand the meaning of this Agreement or its terms, and that he is not acting under the influence of any medication, drug, or chemical of any type in entering into the Agreement and this Second General Release;
(c)    Is agreeing to the terms of the release contained in the Agreement and this Second General Release because the Company has agreed to provide him with the severance payments and benefits provided by the Agreement, which the Company has agreed to provide because of his agreement to accept it in full settlement of all possible claims that he might have or ever have had that are released hereunder;
(d)    Acknowledges that, but for his execution of the Agreement and this Second General Release, he would not be entitled to the severance payments and benefits provided by the Agreement;

(e)    Understands that, by entering into the Agreement and this Second General Release, he does not waive rights or claims under ADEA that may arise after the date on which he executes this Second General Release;
(f)    Had or could have had the entire Second General Release Review Period in which to review and consider this Second General Release, and that if he executes this Second General Release prior to the end of the Second General Release Review Period, he has voluntarily and knowingly waived the remainder of the Second General Release Review Period;
(g)    Has or had the entire Second General Release Revocation Period in which to revoke his execution of this Second General Release, and that if he does not revoke such execution prior to the Second General Release Effective Date, he has knowingly and voluntarily agreed to this Second General Release’s becoming effective;
(h)    Was advised to consult with his attorney regarding the terms and effect of the Agreement and this Second General Release; and
(i)    Has signed the Agreement and this Second General Release knowingly and voluntarily.
Section 4.    No Suit.
The Executive represents and warrants that he has not previously filed, and to the maximum extent permitted by law agrees that he will not file, a complaint, charge, or lawsuit against any of the Releasees regarding any of the claims released herein. If, notwithstanding this representation and warranty, the Executive has filed or files such a complaint, charge, or lawsuit, the Executive agrees that he shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any of the Releasees against whom the Executive has filed such a complaint, charge, or lawsuit.
*    *    *
IN WITNESS WHEREOF, the Executive has executed this Second General Release as of the date set forth below.

Steven J. Anenen
Dated:

Exhibit B

September 9, 2015
Restrictive Covenants Agreement

I am currently employed by CDK Global, LLC, or one of its subsidiaries or affiliated companies (collectively, “CDK”) as an executive employee who participates in policy decisions and enjoys substantial compensation and benefits from CDK, including participation in its 2014 Omnibus Award Plan, and I have had and will have access to CDK’s Confidential Information, proprietary information, and trade secrets about CDK’s operations, systems, techniques, software, and processes, its Clients, Business Partners, Vendors, and other unique trade and business methods, all of which are valuable assets of CDK that are developed at great effort and expense to CDK. I also have had or will have significant contact with CDK’s current and prospective Clients, Business Partners, and/or Vendors in order to develop CDK’s goodwill and client relations so that I can promote CDK’s interests and objectives, and I understand that CDK has invested and will invest a significant amount of time and financial resources to develop my skills to assist me in performing my job duties for CDK.

I understand that CDK is a profit-generating business operating in a highly competitive business environment and that it has a valid interest in protecting its valuable assets, including its Confidential Information, proprietary information and trade secrets, its goodwill and business relationships with its Clients, Vendors, and employees, the specialized training of its employees, and I recognize that my use of CDK’s valuable assets, directly or indirectly, against or in competition with CDK, during and after my employment, will result in irreparable harm to CDK. Accordingly, I understand that this Agreement is meant to limit reasonably and fairly my competition during employment and following the end of my employment, and to define the corresponding obligations between me and CDK regarding: (1) unfair competition, (2) the solicitation of Clients for or on behalf of CDK’s competitors, (3) the solicitation of CDK’s employees, and (4) the treatment of CDK’s proprietary information, Confidential Information, and trade secrets.

NOW, THEREFORE, in consideration of my continuing employment with CDK, CDK’s disclosure to me of its proprietary information, Confidential Information, and trade secrets to allow me to perform my duties for CDK, my inclusion in CDK’s 2014 Omnibus Award Plan, the mutual benefits conferred herein, and for other good and valuable consideration (the receipt and sufficiency of all of which I hereby acknowledge), I agree as follows:

1.	Definitions.

a.“Business of CDK” CDK is a global provider of technology-based solutions and related products and services (including, without limitation, integrated dealer management systems, digital advertising and marketing services, network and telephony solutions, implementation and training services, and other business management solutions) to auto, truck, motorcycle, marine, recreational vehicle, heavy equipment, and other motor vehicle manufacturers, distributors, and retailers.

b.“Business Partners” means any individual, corporation, limited liability company, partnership, joint venture, association, or other entity, regardless of form, that is or has been in a commercial or business relationship with CDK (excluding Clients and Vendors), including, without limitation, (i) referral partners, resellers, brokers, distributors, licensees, franchisees and marketing partners, (ii) implementation, integration and development partners, (iii) co-investors and joint venture partners, and (iv) any other individual or entity whose products or services CDK purchases, acquires or licenses for use with, or redistribution to, a third party (including Clients).

c.“Clients” means any individual, corporation, limited liability company, partnership, joint venture, association, or other entity, regardless of form, or government entity for whom CDK provided or provides products or services in connection with the Business of CDK or whom CDK has actively solicited in connection with the Business of CDK.

d.“Competing Business” means any individual (including me), corporation, limited liability company, partnership, joint venture, association, or other entity, regardless of form, that is engaged in any business or enterprise that is the same as, or substantially the same as, the Business of CDK for that part of the business in which I have worked or to which I have been exposed during my employment with CDK

(regardless of whether I worked only for a particular segment of that part of the business in which I worked-for example, business segments based on the number of employees a Client has or a particular class of business using an CDK product or service).

e.“Confidential Information” means information and the compilation of information known by me because of my employment at CDK that is created, compiled, or gathered by CDK or its agents and is related to the Business of CDK, that is valuable to CDK, and which CDK endeavors to protect from disclosure or use by its competitors and others who could benefit from its use. Assuming the foregoing criteria are met, Confidential Information includes but is not limited to information about: CDK’s operations, products, and services; research and development of CDK products and services; CDK’s intellectual property; Creative Works, including all publications, products, applications, processes, and software in any stage of development; names and other listings of current or prospective Clients, Business Partners, and Vendors (including contact information that may be compiled in computer databases that are not owned or controlled by CDK such as address books, personal digital assistants, smart phones, and social and business websites); proposals made to current or prospective Clients, Business Partners, and Vendors or other information contained in offers or proposals to such Clients, Business Partners, and Vendors; the terms of any arrangements or agreements with Clients, Business Partners, and Vendors, including the amounts paid for such services or how pricing was developed by CDK, the implementation of Client-specific projects, the identity of Business Partners and Vendors, and Business Partner and Vendor pricing information, the composition or description of future services that are or may be provided by CDK; CDK’s financial, marketing, and sales information; and technical expertise and know-how developed by CDK, including the unique manner in which CDK conducts its business. Confidential Information shall also include any information disclosed to CDK by a third party (including, without limitation, current or prospective Clients, Business Partners, and Vendors) which I understand that CDK is reasonably obliged to treat as confidential. This definition of Confidential Information excludes information that is or becomes known or generally available in the public domain other than through my act or failure to act. This definition of Confidential Information and the use of the term Confidential Information in this Agreement are not meant to limit CDK’s rights under applicable trade secrets laws, and CDK specifically reserves all of its rights under all applicable laws concerning trade secrets.

f.“Creative Works” means any and all works of authorship including, for example, written documents, spreadsheets, graphics, designs, trademarks, service marks, algorithms, computer programs or code, protocols, formulas, mask works, brochures, presentations, photographs, music or compositions, manuals, reports, and compilations of various elements, whether or not patentable or registrable under copyright, trademark, or similar domestic and international laws.

g. “Vendors” means any individual, corporation, limited liability company, partnership, joint venture, association, or other entity, regardless of form, or government entity that supplies materials or services to CDK for internal use.

2.
Duties and Best Efforts. I agree to provide to CDK and its Clients services related to the Business of CDK, as directed by CDK in its sole discretion. During employment, I agree to devote my full time and best efforts to CDK, not to provide to CDK’s Clients or CDK’s competitors the same or similar services or products as those provided to CDK other than on behalf of CDK, and not to engage in any other employment, consultant, or advisory relationship that is the same as, similar to, or related to my duties with CDK or the Business of CDK or that otherwise creates a conflict of interest with CDK. I also agree that I am prohibited from accessing any of CDK’s computer systems, servers, drives, or databases for any competitive or conflicting purpose and that any authorization for such access is revoked and prohibited by CDK once I engage in any competitive or conflicting activities or take any material steps towards accomplishing any competitive or conflicting activities.

3.
Non-Competition. I agree that during my employment and for a period of twelve (12) months from the voluntary or involuntary termination of my employment for any reason and with or without cause, I will not, directly or indirectly, own, manage, operate, join, control, be employed by or with, or participate in any manner with a Competing Business where doing so will require me to provide the same or substantially similar services to a Competing Business as those which I provided to CDK while employed, or (ii) use or disclose CDK’s trade secrets. However, after my voluntary or involuntary termination of my employment for any reason and with or without cause, nothing shall prevent me from owning, as an inactive investor, securities of any competitor of CDK which is listed on a national securities exchange.

4.	Non-Solicitation of and Non-Interference with Clients, Business Partners, and Vendors.

a.    Clients: I agree that during my employment and for a period of twelve (12) months following the voluntary or involuntary termination of my employment for any reason and with or without cause, I will not, either on my own behalf or for any Competing Business, directly or indirectly, solicit, divert, appropriate, or accept any business from, or attempt to solicit, divert, appropriate, or accept any business from any Client for the purposes of providing products or services that are the same as or substantially similar to those provided in the Business of CDK, for any Client: (i) whom I, either individually or as part of a team, provided products or services in connection with the Business of CDK; (ii) whom I have solicited, or from whom I have accepted business, in connection with the Business of CDK within the two (2) year period prior to my termination of employment from CDK; or (iii) about whom I have any trade secret information. I also agree that I will not wrongfully induce or encourage or attempt to wrongfully induce or encourage any Clients to cease doing business with CDK or materially alter their business relationship with CDK.

b.    Business Partners: I agree that during my employment and for a period of twelve (12) months following the voluntary or involuntary termination of my employment for any reason and with or without cause, I will not, either on my own behalf or for any Competing Business, directly or indirectly engage, contract with, solicit, divert, appropriate or accept any business from, or attempt to engage, contract with, solicit, divert, appropriate or accept any business from any Business Partner to provide to me or any Competing Business any product or service that is (a) the same as or substantially similar to the product or service provided to CDK and which CDK uses for, uses for obtaining, or distributes to, its Clients or (b) specialized, customized or designed by the Business Partner for CDK. This provision applies only to any Business Partner: (i) with whom I, either individually or as part of a team, have had a commercial or business relationship in connection with the Business of CDK; (ii) whom I have solicited for a commercial or business relationship in connection with the Business of CDK within the two (2) year period prior to my termination of employment from CDK; or (iii) about whom I have any trade secret information. I also agree that I will not wrongfully induce or encourage or attempt to wrongfully induce or encourage any Business Partner to cease doing business with CDK or materially alter their business relationship with CDK.

c.    Vendors: I agree that I will not wrongfully induce or encourage or attempt to wrongfully induce or encourage any Vendor to cease doing business with CDK or materially alter their business relationship with CDK.

5.
Non-Solicitation of Employees. I agree that during my employment with CDK and for a period of twelve (12) months following the voluntary or involuntary termination of my employment for any reason and with or without cause, I will not, directly or indirectly, hire, solicit, recruit, or encourage to leave CDK for a Competing Business, any current employees of CDK.

6.
Non-Disclosure and Non-Use of Confidential Information and Trade Secrets. During my employment, except as authorized and required to perform my duties for CDK, and after the voluntary or involuntary termination of my employment for any reason and with or without cause, I will not disclose, use, reproduce, distribute, or otherwise disseminate CDK’s Confidential Information or trade secrets or take any action causing, or fail to take any action necessary, in order to prevent any such information to lose its character or cease to qualify as Confidential Information or a trade secret. I agree to inquire with CDK if I have any questions about whether particular information is Confidential Information or a trade secret before using or disclosing such information. I also agree to immediately return to CDK all property belonging to CDK such as keys, credit cards, telephones, tools, equipment, computers, and electronic storage devices, as well as all originals, copies, or other physical embodiments of CDK’s Confidential Information or trade secrets (regardless of whether it is in paper, electronic, or other form), including any such information in any programs, business forms, manuals, correspondence, files, databases, or on computer disks or any other storage medium, whether or not owned or controlled by me or CDK (e.g., social and business networking websites, web-based email servers, or cloud storage services), immediately upon termination of my employment or upon any earlier request by CDK, and I agree not to keep or distribute any copies, electronic or otherwise, of any of the foregoing. I also understand that my obligations under this paragraph, as well as the other covenants in this Agreement, extend to my activities on the internet, including my use of business oriented social networking sites such as LinkedIn and Facebook. Nothing in the foregoing is intended to or should be construed as limiting non-managerial employees’ rights to discuss the terms and conditions of employment with other non-managerial employees, or otherwise limiting any rights provided to employees by the National Labor Relations Act.

7.
Prior Agreements and Disclosure of Agreement to Third Parties. I represent that I am not a party to any agreement with any former employer or any other person or entity containing any non-disclosure, non-compete, non-solicitation, non-recruitment, intellectual property assignment, or other covenants that will affect my ability to devote my full time and attention to the Business of CDK that has not already been disclosed to CDK in writing. I also agree to provide a copy of this Agreement to any subsequent employer, person, or entity to which I intend to provide services that may conflict with any of my obligations in this Agreement prior to engaging in any such activities and to provide CDK in writing the name and address of any such employer, person, or entity and a description of the services I intend to provide prior to engaging in any such activities. I agree that CDK may also provide a copy of this Agreement or a description of its terms to any Client, subsequent employer, or other third party at any time as it deems necessary to protect its interests, and I agree to indemnify CDK against any claims and hold CDK harmless from any losses, costs, fees, expenses, and damages arising out of my failure to comply with this paragraph.

8.
Severability and Reformation. I agree if any particular paragraph, subparagraph, phrase, word, or other portion of this Agreement is determined by an appropriate court to be invalid or unenforceable as written, it shall be modified as necessary to be made valid or enforceable, and such modification shall not affect the remaining provisions of this Agreement, or if it cannot be modified to be made valid or enforceable, then it shall be severed from this Agreement, and all remaining terms and provisions shall remain enforceable.

9.
Choice of Law, Venue, and Jurisdiction. The interpretation, validity, and enforcement of this Agreement will be governed by the laws of the State of Illinois, without regard to any conflicts of law principles that require the application of the law of another jurisdiction. I agree that any action by me to challenge the enforceability of this Agreement must be brought or litigated exclusively in the appropriate state or federal court located in the State of Illinois. I also agree that any action by CDK to enforce this Agreement, as well as any related disputes or litigation related to this Agreement, may, but do not have to, be brought in the appropriate state or federal court located in the State of Illinois. I agree and consent to the personal jurisdiction and venue of the federal or state courts of Illinois for resolution of any disputes or litigation arising under or in connection with this Agreement or any challenge to this Agreement and waive any objections or defenses to personal jurisdiction or venue in any such proceeding before any such court.

10.
Survival. All non-competition, non-solicitation, non-disclosure and non-use, non-recruiting, intellectual property, and Agreement disclosure obligations under paragraphs three (3) through seven (7) of this Agreement shall survive the voluntary or involuntary termination of my employment for any reason and with or without cause, and no dispute regarding any other provisions of this Agreement or regarding my employment or the termination of my employment shall prevent the operation and enforcement of these obligations.

11.
Relief, Remedies, and Enforcement. I acknowledge that CDK is engaged in a highly competitive business, and the covenants and restrictions contained in this Agreement, including the geographic and temporal restrictions, are reasonably designed to protect CDK’s legitimate business interests, including CDK goodwill and client relations, Confidential Information and trade secrets, and the specialized skills and knowledge gained by me and CDK’s other employees during our employment. I acknowledge and agree that a breach of any provision of this Agreement by me will cause serious and irreparable damage to CDK that will be difficult to quantify and for which a remedy at law for monetary damages alone may not be adequate. Accordingly, I agree that if CDK should bring an action to enforce its rights under this Agreement and CDK establishes that I have breached or threatened to breach any of my obligations under this Agreement, CDK shall be entitled to injunctive relief. I hereby waive any right to require CDK to obtain a bond in connection with any such equitable proceedings. I also agree that nothing in this Agreement shall be construed to prohibit CDK from pursuing any and all other legal or equitable remedies available to it for breach of any of the provisions of this

Agreement, including the disgorgement of any profits, commissions, or fees realized by me, any subsequent employers, any business owned or operated by me, or any of my agents, heirs, or assigns. I agree that if CDK substantially prevails in any litigation arising out of or relating to this Agreement (including, without limitation, paragraph nine (9) above), CDK shall be entitled to recovery of its reasonable attorneys’ fees and associated costs, in addition to any other relief mentioned above. I also agree that that the knowledge, skills, and abilities I possess at the time of commencement of my employment are sufficient to permit me to earn a livelihood satisfactory to me without violating any provision of paragraphs three (3) through seven (7) above, for example, by using such knowledge, skills, and abilities, or some of them, in the service of business that is not competitive with CDK.

12.
Tolling. The restricted time periods in paragraphs three (3) through six (6) above shall be tolled during any time period that I am in violation of such covenants, as determined by a court of competent jurisdiction, so that CDK may realize the full benefit of its bargain. This tolling shall include any time period during which litigation is pending, but during which I have continued to violate such protective covenants and a court has declined to enjoin such conduct or I have failed to comply with any such injunction.

13.
Entire Agreement and Validity of Terms. I agree that I do not rely, and have not relied, upon any representation or statement not set forth herein by CDK or any of CDK’s agents, representatives, or attorneys, and that this Agreement may be changed only by a subsequent agreement in writing signed by both parties. I understand that I may have an existing agreement(s) with CDK, through acquisition of a prior employer or otherwise, that may include the same or similar covenants as those in this Agreement, and acknowledge that this Agreement is meant to supplement any such agreement(s) such that the covenants in the agreements that provide CDK with the greatest protection enforceable under applicable law shall control, and that the parties do not intend to create any ambiguity or conflict through the execution of this Agreement that would release me from the obligations I have assumed under the protective covenants in any of these agreements.

14.	Electronic Signature. I agree that CDK may enforce this Agreement with a copy for which I have provided an electronic signature.

15.
Assignment and Successorship. This Agreement and CDK’s rights and obligations hereunder may be assigned by CDK and shall inure to the benefit of and shall be enforceable by any such assignee, as well as any of CDK’s successors in interest. This Agreement and my rights and obligations may not be assigned by me, but are binding upon my heirs, administrators, executors, and personal representatives.

16.
Waiver. The waiver by CDK of any breach of this Agreement by me shall not be effective unless in writing signed by the President of CDK, and no such waiver with regards to me or any other person under a similar agreement shall operate or be construed as a waiver of the same type of breach or any other breach on a subsequent occasion by me or any other person or entity.

17.
Legal Counsel. I agree that I have read this Agreement before signing it, understand its terms, and that I have had the opportunity to have legal counsel review this agreement, prior to signing it, and I acknowledge that I have not been forced or coerced in any manner to sign this Agreement and do so of my own free will.

Signature:__/s/ Steven J. Anenen__________________        Date:______9/9/15_____________